[RYDER SCOTT COMPANY LETTERHEAD]

Exhibit No. 23.5

Consent of Ryder Scott Company, L.P.

As independent oil and gas consultants, Ryder Scott Company, L.P. hereby consents to the incorporation by reference in this Registration Statement on Form S-4, to be filed with the Securities and Exchange Commission on or about August 29, 2003, of information from our reserve reports for Plains Exploration and Production Company and subsidiaries and 3TEC Energy Corporation as of December 31, 2002, December 31, 2001, and December 31, 2000. We further consent to references to our firm under the headings “Oil and Gas Reserves”, “Experts”, “Supplemental reserve information (unaudited)” and “Estimated Quantities of Reserves.”

/s/ RYDER SCOTT COMPANY, L.P.
RYDER SCOTT COMPANY, L.P.

Houston, Texas

August 29, 2003